Exhibit 99.1

FIRST AMENDMENT TO LICENSE AGREEMENT

This FIRST AMENDMENT (“Amendment”) is entered into as of June 20, 2014 and effective as of January 1, 2014 (the “Amendment Effective Date”), by and between Spectrum Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to as “Spectrum”) and Merck Eprova AG, a Swiss Corporation (hereinafter referred to as “EPRO”) and amends the License Agreement by and between Spectrum and EPRO dated as of May 23, 2006 (the “License Agreement”) as follows:

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to this Amendment as follows:

1. Defined Terms. The capitalized terms used but not defined herein have the respective meanings ascribed to them in the License Agreement.

2. Amendment of Article I. The definition of the term “Net Sales” in Clause O of Article I shall be amended and restated as follows:

“Net Sales” shall mean with respect to any period for any country in the Territory, the gross sales by Spectrum (for purposes of this Article I (O), the term “Spectrum” shall include Third Parties used by Spectrum to market the Licensed Product) its Affiliates or its Sublicensees, as applicable, of Licensed Product to unrelated third parties, less the following deductions if actually allowed and allocable to Licensed Product:

(i)	Estimated bad debts, credits, allowances, adjustments, rejections, recalls, and returns for which the customer has been credited;

(ii)	Estimated trade, quantity, or cash discounts or rebates customary to the industry (including, but not limited to, cash, governmental and managed care rebates, hospital or other buying group charge backs, and governmental taxes in the nature of a rebate based on usage levels or sales of the Licensed Product);

(iii)	Estimated, sales, excise, turnover, inventory, value-added, and similar taxes assessed on the sale of the Licensed Product; and

(iv)	Estimated transportation, distribution, importation, insurance and other handling fees;

Sales, transfers or dispositions of Licensed Product for charitable, promotional (including samples), pre-clinical, clinical or regulatory purposes will be excluded from Net Sales, as will sales or transfers of Licensed Product among Spectrum and its Affiliates, and Sublicensees.

For the avoidance of doubt, for each Licensed Product the Net Sales shall be calculated only once for the first sale of such Licensed Product by Spectrum, its Affiliate or its Sublicensees, as the case may be, to a Third Party which is neither an Affiliate or Sublicensee of Spectrum. A sale of Licensed Products by Spectrum, its Affiliate or its Sublicensees to a wholesaler, distributor or any other Third Party shall be regarded as the first sale of the Licensed Product for the purpose of calculating Net Sales. Net Sales shall not include the amount received on account of sales of a Licensed Product or of sales of a Licensed Product in a particular country for which the term of this Agreement has expired.

The above definition of Net Sales is intended to match Spectrum’s revenue recognition of Licensed Product in accordance with U.S. GAAP. As such, the deductions in clauses (i) through (iv) above shall be prospectively adjusted by Spectrum from time-to-time for Spectrum’s corresponding: (a) actual bad debt expense; (b) actual value of granted customer discounts; (c) actual payments to any government agency or its delegate under specific rebate or chargeback schemes; (d) actual payments of, sales taxes, or similar taxes, to the extent that it is not reimbursable, refundable, or creditable to Spectrum; and (e) actual transportation and insurance costs.

3. True-Up Payment. In connection with the transition hereunder to the above definition of Net Sales from the definition prior to the Amendment, Spectrum shall pay EPRO, within twenty (20) business days from execution of this Amendment, the sum of one million one hundred nine thousand nine hundred forty three dollars ($1,109,943), as a true-payment relating to royalties that would have become due under the prior definition of net sales after the Amendment Effective Date.

4. Continuing Effect. All references to the “Agreement” in the License Agreement shall hereinafter refer to the Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the License Agreement shall remain in full force and effect in accordance with its terms. Sections or other headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment; and no provision of this Amendment shall be interpreted for or against any party because that party or its legal representative drafted the provision.

5. Counterparts. This Amendment may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first set forth above.

SPECTRUM PHARMACEUTICALS, INC.

By:
Name:	Kurt A. Gustafson
Title:	Executive Vice President & CFO

MERCK EPROVA AG

By:
Name:	Dr. Rudolf Moser
Title: Managing Director

MERCK EPROVA AG

By:
Name:	Dr. Vera Katz
Title: Head of API – Global Marketing

3